Exhibit 99.5

CONSENT OF NEWBRIDGE SECURITIES CORPORATION

Newbridge Securities Corporation (“Newbridge”) hereby consents to (i) the filing of our fairness opinion dated October 13, 2025 (the “Opinion”) to the Board of Directors of Maywood Acquisition Corp. (now known as Inflection Point Acquisition Corp. V, “SPAC”), as an Annex to the proxy statement/prospectus included in this Registration Statement on Form F-4, and any supplements and amendments thereto, (ii) the references therein to Newbridge and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by SPAC. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933. In giving such consent, we further do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

NEWBRIDGE SECURITIES CORPORATION

/s/ Newbridge Securities Corporation

Date: December 22, 2025